Exhibit 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE February 17, 2009	Contact: G. Kregg Lunsford Chief Financial Officer (713) 243-2713

Cal Dive Reports Fourth Quarter and Year End 2008 Results

HOUSTON, TX – (February 17, 2009) Cal Dive International, Inc. (NYSE:DVR) reported 2008 annual net income of $109.5 million, or $1.05 per diluted share compared to $105.6 million and $1.24 per diluted share for the same period of 2007.  The increase in net income is primarily due to the profits generated by assets acquired from Horizon Offshore in December 2007.  The increase was partially offset by lower vessel utilization as a result of the harsh weather conditions in the Gulf of Mexico that extended into May of 2008.

Cal Dive also reported fourth quarter 2008 net income of $46.1 million, or $.44 per diluted share compared to $26.4 million and $.30 per diluted share for the same period of 2007.  The increase in net income is due to the profit contributions from acquired assets and increased demand for inspection and repair work due to the impact of hurricanes Gustav and Ike.

Quinn Hébert, President and Chief Executive Officer of Cal Dive, stated “We finished the year strong with record third and fourth quarter financial results.  We had solid utilization across the fleet during good weather months and experienced higher than expected utilization in the fourth quarter as a result of hurricanes Gustav and Ike.  While those were positive drivers this year, our biggest success has been the integrated projects we’ve executed utilizing various combinations of construction barges and diving services to meet our customers’ needs on both new construction and salvage projects.  The integration of our December 2007 Horizon Offshore acquisition has gone well, as reflected in our financial results.

Looking ahead, based on the macroeconomic drivers for our industry, including reduced global demand for hydrocarbons and lower oil and natural gas prices, we expect 2009 to be a challenging year as our customers reduce capital spending, particularly on new construction projects.   At the same time we expect to continue to perform repair and salvage projects on damaged infrastructure following the 2008 hurricanes which will partially offset expected declines in new construction projects.  We have a disciplined cost structure at Cal Dive and we are well positioned to operate our business through this cycle just as we have during past market downturns.  As we are expecting reduced offshore activity levels in 2009, we will focus on tightly controlling operating costs, conservatively managing our capital dollars and executing offshore projects successfully.”

Financial Highlights

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Backlog:  Contracted backlog was $350.0 million as of December 31, 2008 compared to a backlog of $175.0 million at December 31, 2007 and $506.0 million at September 30, 2008.

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Revenues:  Annual 2008 revenues increased by $233.3 million to $856.9 million as compared to the full year 2007, due to revenue contributions from the Horizon assets acquired in late 2007.  This increase was partially offset by increased weather downtime during the first five months of 2008.  Fourth quarter 2008 revenues increased by $99.5 million to $261.7 million as compared to the fourth quarter of 2007 due to the Horizon assets and increased hurricane repair work as a result of hurricanes Gustav and Ike.

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Gross Profit: Annual 2008 gross profit increased by $26.6 million to $254.0 million as compared to the full year 2007, and fourth quarter 2008 gross profit increased by $35.6 million to $89.5 million as compared to the fourth quarter of 2007.  The increase was due to the same reasons cited above but partially offset by increased depreciation and amortization expense.

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SG&A: Annual 2008 SG&A increased by $26.1 million over the full year 2007, primarily due to the acquisition of Horizon (including approximately $3.5 million of non-cash amortization of related intangible assets), increased employee benefit costs and increased information technology costs.  Fourth quarter 2008 SG&A increased by $5.1 million over the fourth quarter of 2007 for the same reasons.  As a percentage of revenue, SG&A was 8.7% for the full year 2008 compared to 7.8% for 2007.  Excluding the non-cash amortization, SG&A was 8.3% of revenue for 2008.

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Net Interest Expense: Annual 2008 net interest expense increased by $12.0 million, and fourth quarter net interest expense increased by $2.2 million, over the full year and fourth quarter 2007, due to the term loan borrowings incurred in late 2007 in connection with the acquisition of Horizon.

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Income Tax Expense: The effective tax rate for the full year 2008 was 30.4% compared to 35.2% for 2007.  The effective tax rate for the fourth quarter of 2008 was 28.6% compared to 33.0% for the fourth quarter of 2007.  The rate decrease is primarily due to an increased percentage of income being earned in foreign jurisdictions.

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Balance Sheet:  Total debt was $315.0 million and cash and cash equivalents were $60.6 million for a net debt position of $254.4 million as of December 31, 2008 compared to a net debt position of $313.7 at December 31, 2007 and $312.1 million at September 30, 2008.  Following the recent stock repurchase, the net debt position was $320.1 million as of January 28, 2009.

Further details will be provided during Cal Dive’s conference call, scheduled for 11 a.m. Central Time on February 18, 2008.  The teleconference dial-in numbers are: (888) 837-7938 (domestic), (617) 213-4874 (international), passcode 72548252.  Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at http://www.caldive.com.  A replay will also be available from the Investor Relations-Presentations page.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, Australia, the Middle East, India and the Mediterranean, with a fleet of 31 vessels, including 21 surface and saturation diving support vessels and 10 construction barges.

CAUTIONARY STATEMENT

This press release may include “forward-looking” statements that are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our earnings expectations.  The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur.  Our actual future results may differ materially due to a variety of factors, including changes in the level of offshore exploration, development and production activity in the oil and natural gas industry, our inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, risks associated with our relationship with Helix Energy Solutions Group, Inc., our controlling stockholder, and other risks detailed in our Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Statements of Operations

(000's omitted, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Net Revenues	$261,656	$162,203	$856,906	$623,615
Cost of Sales	172,138	108,261	602,899	396,217
Gross Profit	89,518	53,942	254,007	227,398
Gain on Sale of Assets	18	2,273	204	4,125
Selling and Administrative	19,590	14,523	74,500	48,393
Income from Operations	69,946	41,692	179,711	183,130
Equity in earnings of Investments	-	-	-	(10,841)
Net Interest and other Income (Expense)	(5,398)	(2,219)	(22,285)	(9,259)
Income Before Income Taxes	64,548	39,473	157,426	163,030
Provision for Income Taxes	18,452	13,044	47,927	57,430
Net Income	$46,096	$26,429	$109,499	$105,600
Other Financial Data:
Income from Operations	69,946	41,692	179,711	183,130
Equity in earnings of Investments	-	-	-	(10,841)
Depreciation and Amortization	19,035	11,996	71,195	40,698
EBITDA	89,630	54,574	255,954	227,215
Weighted Avg. Shares Outstanding
Basic	104,588	88,333	104,455	84,853
Diluted	104,802	88,530	104,661	84,978
Earnings Per Share:
Basic	$0.44	$0.30	$1.05	$1.24
Diluted	$0.44	$0.30	$1.05	$1.24

CAL DIVE INTERNATIONAL, INC.

Comparative Condensed Consolidated Balance Sheet

(000's omitted)

ASSETS	December 31, 2008	December 31, 2007
	(unaudited)
Current Assets:
Cash and equivalents	$60,556	$61,287
Accounts receivable	224,478	259,271
Helix, net	54,944	-
Income tax receivable	-	11,142
Deferred income taxes	5,562	8,246
Other current assets	23,597	19,744
Total Current Assets	369,137	359,690

Net property & equipment	604,242	562,318
Goodwill	292,469	284,141
Deferred drydock expense	24,784	27,075
Other assets, net	18,976	40,826
Total Assets	$1,309,608	$1,274,050

LIABILITIES & STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$77,440	$107,117
Billings in excess of Costs	10,958	15,121
Current maturities of long-term debt	80,000	60,000
Net payable to Helix	-	8,403
Income tax payable	14,900	-
Accrued liabilities	58,995	63,687
Total Current Liabilities	242,293	254,328

Long-term debt	235,000	315,000
Long-term payable to Helix	2,695	5,756
Deferred income taxes	116,790	109,028
Other long term liabilities	7,133	2,031
Stockholders' equity	705,697	587,907
Total Liabilities & Equity	$1,309,608	$1,274,050

Reconciliation of Non-GAAP Financial Measures

For the Periods Ended December 31, 2008 and 2007

(000's omitted, except ratio data)

     In addition to net income, one primary measure that we use to evaluate our financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. We use EBITDA to measure our operational strengths and the performance of our business and not to measure our liquidity.  EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance we report in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, our EBITDA may not be comparable to similarly titled measures of other companies.

     We believe EBITDA is useful as a measurement tool because it helps investors evaluate and compare our operating performance from period to period by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation and amortization of our vessels) from our operating results. Our management uses EBITDA (i) to assess compliance with financial ratios and covenants that will be included in our revolving credit facility; and  (ii) in communications with lenders, rating agencies and others, concerning our financial performance.

     The following table presents a reconciliation of EBITDA to net income, which is the most directly comparable GAAP financial measure of our operating results:

	Three Months Ended		Twelve Months Ended
	Dec 31, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
	(unaudited)		(unaudited)
EBITDA	$89,630	$54,574	$255,954	$227,215
Less: Depreciation & Amortization	19,035	11,996	71,195	40,698
Less: Non-Cash Stock Compensation Expense	1,622	886	6,021	3,387
Less: Net Interest Expense	4,425	2,219	21,312	9,259
Less: Non-Cash Equity Loss (Earnings)	-	-	-	10,841
Less: Provision for Income Taxes	18,452	13,044	47,927	57,430
Net Income	$46,096	$26,429	$109,499	$105,600

Total Debt	As of 12/31/08
Less: Cash	$315,000
Net Debt	(60,556)
	$254,444